                                                               Rule 424(b)(3)
                                                               File No. 33-45332
                            PSYCHEMEDICS CORPORATION

                    SUPPLEMENT NO. 14 DATED JANUARY 12, 1996
                        TO PROSPECTUS DATED MAY 27, 1992

      INCORPORATING AND RESTATING SUPPLEMENTS NUMBERS ONE THROUGH THIRTEEN
      --------------------------------------------------------------------

      During the period November 23, 1992 to January 5, 1996, A. Clinton Allen made gifts of an aggregate of 176,203 shares of Common Stock of the Corporation to the President and Fellows of Harvard College, Bob Chandler Foundation, Concord Academy, Noble & Greenough School, Phillips Exeter Academy, Miss Porter's School, Inc., Milton Academy, Walker P. Allen, Samantha L. Allen, Lawson K. Allen, Richard Allen, Carol Allen and Richard J. Allen, as Custodian for Megan Allen UTMA. A. Clinton Allen also sold privately to John J. Melk, one of the Security Holders listed in the Prospectus, 27,397 shares.

      On December 26, 1995 John W. Croghan made a gift of shares of Common Stock of the Corporation to the Archbishop of Chicago Big Shoulders Fund, including a gift of 11,338 shares of the Corporation, the resale of which is to be effected under the Registration Statement of which this Prospectus is a part.

      During the period December 28, 1995 to January 3, 1996 Donald F. Flynn transferred an aggregate of 1,392,700 shares of Common Stock of the Corporation to DNB, L.P.

      As a result of these transfers, the information regarding Selling Security Holders in the Prospectus is hereby supplemented as follows:

      1.  The following are added as additional Security Holders:

                                  Shares                                      Shares
                               Beneficially             Shares of          Beneficially
                               Owned Prior              Common Stock        Owned After
Security Holder                to Offering        %    Offered Hereby      the Offering      %
---------------                -------------     ---   --------------      ------------     ---
Samantha L. Allen                 27,295          *        27,295                0           0

Walker P. Allen                   27,295          *        27,295                0           0

Lawson K. Allen                   27,295          *        27,295                0           0

Noble & Greenough School           1,500          *         1,500                0           0

Phillips Exeter Academy            3,500          *         3,500                0           0

Miss Porter's School, Inc.        15,700          *        15,700                0           0

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
Richard J. Allen, as Custodian       3,500        *         3,500                0           0
for Megan Allen UTMA

Milton Academy                       2,500        *         2,500                0           0

Concord Academy                      2,000        *         2,000                0           0

Bob Chandler Foundation              2,000        *         2,000                0           0

Archbishop of Chicago Big           11,338        *        11,338                0           0
Shoulders Fund

Richard Allen                        3,809        *         3,809                0           0

Carol Allen                          3,809        *         3,809                0           0

DNB, L.P.                        1,392,700        *     1,392,700                0           0

___________________________________
* = less than 1%.


      2. The information in the table of Selling Security Holders regarding Shares Beneficially Owned Prior to the Offering, and Shares of Common Stock Offered Hereby, with respect to A. Clinton Allen, is reduced by 203,600 and 203,600 shares respectively; with respect to John J. Melk, is increased by 27,397 and 27,397 shares, respectively; with respect to the President and Fellows of Harvard College (which includes 2,500 shares held in the name of its Nominee, Harvard & Co.), is increased by 56,000 and 56,000 respectively; with respect to John W. Croghan, is reduced by 11,338 and 11,338 respectively; and with respect to Donald F. Flynn, is reduced by 1,392,700 and 1,392,700 respectively.